Exhibit 14

Christopher & Banks

Corporation

Code of Conduct

Do the Right Thing — Every Day

Letter from the Chief Executive Officer and the Chairman of the Board

Dear Associates:

Christopher & Banks enjoys a rich history and strong reputation as an organization with good business values.  That reputation is largely based on you, our Associates.  To maintain that reputation, we must continue to implement and follow good business practices.  This includes developing and maintaining a culture that promotes ethics and integrity.

This Code of Conduct and the CBK Ethical Principles on page 4 are intended to both guide and inform you of your ethical obligations as a Christopher & Banks Associate and our expectations of you.  The Code:

•                  outlines ethical standards to guide decision making,

•                  references Company policies that impact ethical decisions,

•                  includes examples of difficult ethical matters you may encounter, and

•                  describes the resources available to you for reporting ethical concerns.

Both the Code and the Ethical Principles are intended to assist you in making sound business decisions and meeting the ethical standards and business practices by which Christopher & Banks seeks to operate.  All Associates are expected to comply with the Code and the policies and procedures described in it.  This is critical to maintaining the credibility of the Christopher & Banks name.

We recognize, however, that you may have questions and no set of rules or policies can cover every possible situation that may arise.  If you are in doubt or unsure about a business matter that has ethical implications, seek appropriate guidance.  The “Know What’s Expected, Speak Up” section on page 5 of the Code describes the process you should follow when questions arise.

We will count on you to read and familiarize yourself with the Code and related policies and to seek any guidance you may need, now or in the future.  Finally, let the expression “Do the Right Thing — Every Day” be your guide, a concept that is easy to remember and follow.

Lorna Nagler	Larry Barenbaum
President and Chief Executive Officer	Chairman of the Board

CBK Code of Conduct

Christopher & Banks

Ethical Principles

Act with Integrity

Do the right thing — that is what is expected of everyone at Christopher & Banks.

Be Honest and Responsible

Embrace honest and open communications — say what is right, do what you say and always do more than is expected.

Be Professional

Act in the Company’s best interests — do not place personal interests above those of our customers, the Company, its shareholders or other stakeholders.

Build Trust and Respect

Create and maintain an atmosphere of mutual trust and respect — only through trust do successful, long-term working relationships flourish.

Ensure Customers Come First

Customers define quality — the customer is the most important judge of the quality of our products and we know we have succeeded when our customers feel that they have benefited from their association with us.

Promote Diversity

Encourage and promote diversity of thought, culture, gender, ethnicity and lifestyles.

Reward Innovation

Think smart, move fast — encourage every Associate to take risks, exercise initiative, deliver quality results and never be afraid to make mistakes.

Succeed through Teamwork

Teams work — by building on each other’s ideas and skills, we make better decisions and obtain better results than we can by working alone.

Do the Right Thing — Every Day

Code Applies to All Associates

This Code of Conduct (“Code”) applies to all Associates of Christopher & Banks Corporation and its subsidiaries (“CBK” or the “Company”).  The term “Associate” as used in this Code includes all CBK employees, officers and members of the Board of Directors, unless indicated elsewhere in this Code.

Ethical Companies are Built by Ethical People

CBK’s reputation depends on each Associate always acting consistent with the law, our policies and our values.  We work hard to build trust and create an environment that invites employee candor and engagement.  In turn, you — and every other Associate — have a personal responsibility to comply with this Code and the law, and to act ethically.

Let the Ethical Principles be Your Guide

The successful application of the Code of Conduct depends on each Associate accepting the responsibility to act honestly and ethically.  Dishonest or unethical behavior should not be tolerated by any Associate, no matter where or how it occurs.  It is not possible to draft standards of conduct that cover every possible situation an Associate may confront.  Therefore, use the CBK Ethical Principles as your guide.

Other Policies Also Apply

The Company has adopted various policies and procedures that deal in greater detail with some of the issues covered in the Code.  Associates should consult these policies in specific areas where they apply.

We Lead by Example

At some point here at CBK, you may find yourself faced with an ethical dilemma.  This is especially true if you manage a team.  Perception matters and the answers are not always as clear as you would hope, so you should:

•                  operate in an honest and candid manner;

•                  ensure those you supervise understand and act according to CBK’s Ethical Principles;

•                  remember there are various resources available to you for help with issues or questions; and

•                  support employees who in good faith ask questions or raise concerns.

Know What’s Expected, Speak Up

Each of us is responsible for knowing what is expected.  By becoming familiar with this Code and the policies it highlights, you will be better equipped to recognize and handle ethical dilemmas.  It is important to ask questions or raise issues if you experience a situation that might have ethical implications.

Remember, when in doubt — ask first.  Your Manager is the best place to start.  Most on-the-job issues can be resolved in a face-to-face meeting with your Manager.  You may also turn to our Human Resources Department, a member of the executive team or the Chief Compliance Officer of the Company.  Our Chief Compliance Officer is Luke Komarek, the Senior Vice President and General Counsel of the Company, and he can be reached at CCO@christopherandbanks.com.  The Ethics & Integrity link on the Intranet also contains a variety of resources, including this Code, Frequently Asked Questions and links to other policies.

And although we strongly encourage you to resolve concerns directly with the resources listed above, if you are uncomfortable with these options or if the issue is not addressed, you can also call the Hotline, referenced below.

The Unethical Activity Hotline

There is a confidential Unethical Activity Hotline (the “Hotline”) set up for reporting questionable or unethical activities.  The toll free number is 1-888-256-4933.  Calls may be made 24 hours a day, 7 days a week.  The Ethics & Integrity site on the Intranet also contains a link to the Hotline for making reports electronically.

Using the Hotline

If you use the Hotline to report a situation or ask a question — whether by phone or online — you may remain anonymous if you desire.  If you choose to remain anonymous, you will be instructed on how to check on the status of your report when you contact the Hotline.

What Happens Next?

If you make a report, it will be investigated.  You may be asked to provide more information if you provide your name.  If you make your report anonymously, any follow-up questions will be posted through the Hotline for you to review and respond.  You may or may not receive information on the ultimate results of the investigation but you are likely to receive confirmation that the issue has been addressed.

Q.                                    I’m concerned about reporting a suspected violation of the Code.  What if I am wrong?  Will I get in trouble?

A.                                     We do not hold Associates accountable for reports made in good faith, even if they turn out to be unfounded or inaccurate.  We are careful when looking into alleged wrongdoing.  Investigations will be conducted in an objective, fair and discrete manner.  However, we encourage you to talk to your Manager first to help decide the best course of action.

Am I Making the Right Decision?

If you are faced with an ethical dilemma, your decision is right if you can answer “yes” to these questions.

•                  Is the activity legal and consistent with Company policy?

•                  Am I acting in the best interests of the Company and its stakeholders?

•                  Would I be proud to tell someone I respect about the decision or choice I made?

•                  Would I be comfortable seeing it reported in the news media?

Our Pledge

The Company will not retaliate against you for making a good faith report about a questionable business practice or behavior.  However, Associates who knowingly make false accusations, provide false information or act improperly will be disciplined.

Consequences of Violations of Our Code

All violations of our Code — no matter how trivial they may seem at the time — are potentially harmful to the interests of the Company and will be treated accordingly.  Associates who violate the Code are subject to disciplinary action up to and including termination of employment.

Waivers

The Company will waive application of the policies in this Code only where circumstances warrant.  Waivers of the Code for executive officers and Directors may be made only by the Board of Directors as a whole or the Board’s Governance Committee and will be disclosed as required by law.

This Code and the policies discussed in it are not an employment contract.  No contractual rights are created by issuing the Code or the policies it describes or references.

Acknowledgement of Training on the Code

Following training on the Code, certain Associates in management positions will be expected to confirm their individual commitment to act responsibly on behalf of the Company by acknowledging in writing that he or she has received the Code and will adhere to its standards.  On a periodic basis going forward, Associates in those management positions will be asked to reaffirm their commitment to and their compliance with the Code.

Treat Associates and Customers with Respect*

All Associates are entitled to respect, dignity and a safe and professional workplace free of unlawful discrimination or harassment.

Equal Employment and Diversity

Policy Overview

CBK will not tolerate unlawful discrimination of any kind.  CBK specifically prohibits discrimination on the basis of:

• age	• marital or family status	• religion
• color	• national origin	• gender
• disability	• race	• sexual orientation

or any other characteristic protected by law.

All employment decisions should be based on the individual applicant’s or Associate’s performance, qualifications, skills and achievements as they relate to the particular job and not on non-job related characteristics or issues.

CBK also is committed to providing a work environment that values diversity among our Associates.

Do’s

•                  When making employment decisions, ensure that they are based on merit and performance and not any subtle biases.

•                  Managers should strive to be consistent in their supervision of and dealings with employees.

•                  Recognizing our individual differences can help improve our ability to address issues and solve problems.

•                  Seek guidance as needed from the appropriate personnel.

Q.                                    My coworker keeps telling racial jokes.  He thinks they’re funny but the jokes make me feel uncomfortable.  What should I do?

A.                                     You should make your coworker aware that his jokes are creating a negative work environment.  If you are not comfortable doing this yourself, you should talk to your Manager about the situation.  Human Resources is also available to guide you in how best to handle sensitive issues and relationships with coworkers.

Harassment-Free Workplace

Policy Overview

CBK is committed to a workplace that is free of sexual, racial or other unlawful harassment that creates an offensive, hostile or intimidating work environment.  This includes, but is not limited to, harassment on the basis of age, race, color, disability, national origin, gender or any other characteristic protected by law.  Harassment can take many forms and can include:  unwanted physical contact; unwelcome sexual suggestions; offensive racial, religious or ethnic jokes; or displaying or distributing offensive pictures or cartoons.

* Several of the topics in this section are discussed in more detail in the CBK Associate Handbook, which is also available on the Intranet.

Do’s and Don’ts

•                  Treat Associates, customers, suppliers and visitors with respect, courtesy and dignity.

•                  Report incidents of harassment to the proper management representatives.

•                  Avoid making unwelcome, insulting or offensive remarks.

Wage and Hour Standards

Policy Overview

CBK follows applicable federal, state and local laws and regulations including, but not limited to those regarding, pay rates, overtime, meals and rest breaks, and child labor.  Hourly Associates are responsible for accurately recording their hours worked each day and are prohibited from working “off the clock”.  Once they have “clocked out”, hourly Associates are expected to leave the work premises.

Do’s

•                  Take meals and rest breaks consistent with applicable state laws and Company policy.

•                  Record hours properly.

Safe and Healthy Workplace

Policy Overview

A healthy and safe workplace is essential for Associates and customer satisfaction.  Each Associate must work safely and encourage others to maintain a healthy and safe workplace.  Guns and other weapons, including those used for sporting purposes, are not allowed in the workplace.  CBK will not tolerate threats, acts of violence or physical intimidation in the workplace.

Do’s

•                  Promptly report all accidents, injuries, unsafe conditions or potential hazards.

•                  Promote environmentally conscious behavior by recycling materials as appropriate.

•                  Report threats of intimidation or other unsafe behavior.

Rules on Alcohol and Drugs in the Workplace

Policy Overview

CBK is committed to providing a work environment free of substance abuse.  Our substance-abuse workplace policy prohibits:

•                  The use or possession of illegal drugs in the workplace.  The presence of illegal drugs will not be tolerated under any circumstances.

•                  Using or being under the influence of alcohol, illegal drugs or any other controlled substance during the workday.

Note:  Possession or use of prescription medication for medical treatment is permitted so long as its use in the workplace does not pose a health or safety risk to you or others.  The consumption of alcohol at business dinners or after-work business functions is permitted.  Consistent with our policy, excessive drinking at these events is prohibited.

Do’s

•                  Seek professional help if you have a problem with substance abuse before it adversely affects you professionally or personally.

•                  Remember that, even in a business social setting, you are a representative of the Company and expected to act appropriately.

Privacy

Policy Overview

It is Company policy to comply with applicable privacy and data protection laws, including those relating to Associates’ personal information.

Do’s

•                  Limit access to business or Associate records to those with a need-to-know for legitimate business purposes.

•                  Comply with applicable laws and Company policy regarding the disclosure of personal information about Associates, including health or medical information.

•                  Keep Associate records accurate and up-to-date.

Q.                                    I received a call from an individual outside the Company asking for my Associates’ start dates, titles and base salaries  She told me that she is working with Human Resources on a benchmarking project and that it was urgent.  I’m not sure what to do.

A.                                     Information about our Associates is confidential and should only be given to those who are authorized to have this information.  Never provide this type of information unless you are certain that it is appropriate.  In this situation, talk to the VP of Human Resources to ensure that this is a legitimate request.

Respect Our Customers

Policy Overview

All of our customers are entitled to the highest level of customer service and to be treated with dignity and respect without regard to their age, race, color, sex, religion or other individual characteristics.

Do’s

•                  Provide the same level of professional service to all customers.

Customer Privacy

Policy Overview

Our customers entrust us with certain information including, but not limited to, email and home addresses, telephone numbers and account and purchasing information.  All Associates have a responsibility to safeguard this information from unauthorized use or disclosure.

We must follow all laws and Company policies related to data privacy.  Customer information must be provided only to those inside the Company who have a clear business need for the information and must not be given to outside companies, except in the conduct of our business, or to comply with applicable privacy laws, to protect against fraud or suspected illegal activity, or to provide service to customers.

If you believe such information has been compromised, please contact your Manager or the Director of Asset Protection (sevavold@christopherandbanks.com or 763-551-5059).

Do’s

•                  Respect customer privacy and follow Company guidelines on protecting such information.

•                  Use customer records only for proper business purposes.

Communicate Properly and Effectively

Maintain and Protect Confidential Information

Policy Overview

Some Company-related information we have access to at work is not generally known to the public and provides the Company with a business advantage.  This confidential information includes, but is not limited to, strategic and business plans, financial information, sales information, pricing information, customer lists and data, terms with suppliers, product designs, advertising and promotional plans, corporate and store Intranets, and proprietary software and computer systems.  Our shareholders rely on us to protect these important business assets from unlawful or inadvertent disclosure.

Because the confidentiality of this information is so critical to our ability to compete effectively in the marketplace, unauthorized or premature disclosure could have a serious financial impact on the Company and may subject the Company and its associates to liability, including penalties for insider trading.  (See also the discussion on pages 16 and 17 relating to insider trading.)

As CBK Associates, we should never disclose Company confidential information to any third party, except as authorized by the Company as part of our job responsibilities.  We must properly label confidential documents.  We must also notify a Manager or the General Counsel if we know of a situation in which the Company’s confidential information has been compromised.

Do’s

•                  Use confidential information only for Company business.

•                  Treat confidential information with care.

•                  Refer all requests for information from outside attorneys to the General Counsel.

Q.                                    While attending a business convention, a colleague at another company asked to use my laptop to send an email to his manager.  Is this okay?

A.                                     No.  It is inappropriate for your colleague to use a CBK computer since he is not an Associate of the Company.  Your laptop was purchased by CBK for you to do your job.  Confidential information may be on your laptop that should not be viewed by a non-CBK employee.

Records Retention

Policy Overview

Records document our day-to-day business and our records retention practices ensure that we have consistent measures for maintaining information.  Knowing what to keep, what to destroy and how to destroy it promotes efficiency, cost savings, confidentiality and legal compliance.  Records relevant to litigation, audits or investigations may need to be kept beyond the standard requirements.  Know and follow the Company’s or your Department’s policies and practices with respect to document retention.  Also be aware there may be situations where there is a legal hold placed on document destruction, to ensure you do not destroy or misplace important information that may be relevant to specific litigation that we are involved with at the time.

Draft Documents Carefully — Write Smart

Policy Overview

The pressure to meet a deadline can sometimes result in hastily written communications that contain inappropriate information or comments.  All Associates should take the necessary time to prepare documents and electronic communications thoughtfully and to review them thoroughly prior to distribution.  These include e-mails, memos, letters, PowerPoint presentations, handwritten notes and voicemail messages.

Do’s and Don’ts

•                  Be clear, accurate and concise.

•                  Stick to the facts — do not overstate or exaggerate.

•                  If you inadvertently create a document that could be misunderstood, write a second document to clarify the first.

•                  Never speculate or offer an opinion regarding the legality of business conduct.

•                  Avoid phrases that may be misinterpreted as inappropriate or unethical.

•                  Avoid sensitive or confidential topics.  Sometimes it is better to call or meet in person rather than communicate in writing.

Q.                                    What should I consider before forwarding an internal email to someone outside of the Company?

A.                                     Recognize that internal emails may contain confidential or sensitive information that should not leave the Company.  Be careful with long email chains — there may be confidential information buried deep within the chain.  Remember that emails are easily forwarded beyond the intended audience.  In many situations, it is inappropriate to forward confidential information to outside parties.

Respect the Law and the Worldwide Community

Compliance with the Law

Policy Overview

As a Company, we strive to be a responsible citizen.  All Associates must obey all applicable local, state and federal laws and regulations here and in any country in which we transact business.  Also, do not allow others to take actions on our behalf that would be in violation of the law or this Code.

Q.                                    A supplier has requested that we pay its invoice to a third party in a different country.  The country is noted for tax evasion.  The supplier also has suggested we make payment in cash on some of its invoices.  Should I change the invoicing and make these payments?

A.                                     No.  In general, cash is not an acceptable form of payment and such payments should not be made to third parties.  The Finance and Legal Departments should be notified of this request immediately, as this activity is unusual and could involve improper activities.  You should know your supplier, its reputation and business practices.  You should not do business with this supplier in this manner and should stop doing business with them until a thorough background check has been conducted.

Competition and Fair Dealing

Policy Overview

In the normal course of our business, it is common to seek out and lawfully acquire information, including information about our competition.  However, we should not seek out or request confidential, non-public information regarding our competitors.

Associates are expected to deal fairly with others and not to make misrepresentations or false statements in order to gain an unfair advantage, obtain confidential information or cause a third party to do something he or she would not otherwise do.

Our competitive advantage is the superior quality of our Associates, merchandise, stores and services.  We do not tolerate illegal restraints on trade or unfair competition in the U.S. or elsewhere.  Associates should not enter into any discussions or arrangements with competitors that affect pricing, marketing or labor practices.

Do’s and Don’ts

•                  Conduct day-to-day business activities consistent with the Ethical Principles.

•                  Refer all questions or inquiries from outside attorneys or regulators to the General Counsel.

•                  Do not enter into business arrangements with our competitors without seeking legal advice.

•                  Do not have any contact, whether direct or through others, with any competitor about the pricing of our products, the timing or content of our sales events, or any other aspect of the Company’s channels of distribution.

Trade Issues

Policy Overview

As a global company, our contact with various parties around the world increases daily.  The U.S. and other countries where the Company does business have laws that restrict or prohibit doing business with certain countries and parties.  Likewise, most countries regulate international trade through import and export rules or restrictions.  The U.S. also has laws that regulate how companies must respond to boycotts enforced by one set of countries against another.  Associates responsible for international operations must be aware of these laws and how they apply, and should direct any questions or concerns they have to the Legal Department or the Logistics Group.

Do’s and Don’ts

•                  Know who your supplier is and any legal restrictions relating to them.

•                  Examine purchase orders, contracts, letters of credits and other types of requests for information from third parties to ensure they do not contain any boycott-related requests.

•                  Report promptly to the Legal Department any boycott-related requests.

•                  Do not do anything that facilitates doing business with a prohibited country or person, including through third parties.

Q.                                    I was told I could hire a consultant to take care of getting the permits we need from a foreign government in order to start doing business with a manufacturer there.  He requested a $25,000 retainer and said he would use the money to help move the process along.  Since I don’t know how the money is going to be used or where it is going, do I have to worry about it?

A.                                     Yes, you do.  You must always know where the money is going and for what purpose it is being used.  Moreover, the Company is required to take steps to ensure this money is not being used as a bribe or otherwise to improperly influence foreign officials.  Before proceeding, you must seek the advice of the Legal Department and the senior executive in charge of your business unit.

Ethical Sourcing

Policy Overview

The Company is committed to doing business with vendors who share the Company’s commitment to act with integrity, especially regarding fair labor laws and other social compliance issues.

Our vendors are all asked to commit to meeting our Vendor Code of Conduct, which includes provisions regarding the use of child labor, use of prison labor, payment of fair wages, overtime and other working conditions.  Our Vendor Compliance Program also includes factory compliance inspections.

Associates must work to ensure that vendors are complying with these expectations.  If you become aware of any vendors who are not in compliance, you must immediately notify the Vice President of Logistics or the General Counsel.

If you have questions or need clarification on this subject, contact the Vice President of Logistics.

Q.                                    I think one of our vendors is not being honest with us about their fair labor practices.  What should I do?

A.                                     You should contact the Vice President of Logistics or the General Counsel so that your suspicions can be investigated and an inspection can be conducted through the Vendor Compliance Program, if appropriate.

Dealings with Government Employees

Policy Overview

Federal law prohibits the offer, promise or gift of anything of value to an employee, agent or official of the federal government if intended to influence such individual within his or her area of responsibility.  Federal law also has similar prohibitions against any direct or indirect payment or transfer of funds or assets to suppliers, vendors or government officials (both U.S. and foreign) in the forms of bribes, kickbacks or other payoffs.  CBK Associates are prohibited from giving gifts to any government employees, agents or officials.  You must also get approval from your Manager or the General Counsel if you want to provide nominal entertainment to government employees, agents or officials.

Do’s and Don’ts

•                  Instruct third parties acting on CBK’s behalf that such activities are prohibited.

•                  Do not make or offer bribes to government officials or their relatives.

Q.                                    I was told I have to pay a gratuity to a minor U.S. customs official to clear our products through customs.  What should I do?

A.                                     You are prohibited from paying a U.S. customs official under any circumstance.  You should also report the matter to the Legal Department.

Audits, Investigations and Legal Proceedings

Policy Overview

You must cooperate fully with any audit, inquiry or investigation undertaken at the Company’s direction by its attorneys, investigators, internal auditors or independent public accountants.  In addition, the General Counsel must be immediately notified of any investigation or other legal proceedings in which the Company becomes or might become involved.  This policy also covers situations where an Associate becomes involved as a witness if the matter relates to the Associate’s duties for the Company.  While it is Company policy to cooperate with all government investigations, no information, whether oral or written, or records or files of any nature, should be furnished to any outside party in connection with a lawsuit or government investigation, except upon prior approval of the General Counsel or an outside attorney hired by the Company.

Don’ts

•                  Do not destroy or alter any documents in anticipation of a request for those documents from any government agency or a court.

•                  Do not lie or make any misleading statements to any government investigator.

•                  Do not attempt to cause any other Associate, or any other person, to either (i) fail to provide information to any government investigator or (ii) to provide any false or misleading information to a government investigator.

•                  Do not in any way mislead an auditor by providing or causing others to provide false, incomplete or non-responsive information.

Q.                                    What happens if I receive a subpoena to produce documents or give testimony?

A.                                     Do not attempt to respond to the issuer of the subpoena directly.  A subpoena usually requires a quick response, so forward it immediately to the Legal Department.

Treat all Investors Fairly — Our Public Disclosures Should be Authorized and Accurate

Keep Accurate Records

Policy Overview

Our books and records must be accurate and complete and fairly reflect any underlying transactions.  Documents, records or reports should not contain misrepresentations or material omissions.  Associates must also be accurate in recording or entering data into Company records.

Financial Statements Should Fairly Present the Company’s Results

The Company’s various stakeholders are entitled to financial statements that fairly present the Company’s financial conditions and results of operations.  The Company shall provide full, fair, timely and understandable disclosures in reports and documents that it files with, or submits to, the Securities and Exchange Commission, and in all the Company’s other public communications as well.

All accounting entries must comply with Generally Accepted Accounting Principles (“GAAP”) and all other accounting policies of the Company.  Associates should immediately follow the reporting procedure set forth in this Code if they become aware of any violations of this policy or of any attempts to avoid the Company’s review and control processes.  The Company’s financial staff is expected not only to perform its duties in an entirely lawful and ethical way, but also to remain abreast of applicable regulatory and professional standards.  The Financial staff also is required to disclose financial information required under GAAP and utilize professional judgments in the preparation of the Company’s financial standards.

Do’s

•                  Follow Company policies relating to the reporting or proper recording of all transactions.

•                  Properly enter all point of sale transactions.

•                  Report issues or concerns regarding financial reporting to an appropriate member of management or the Chief Compliance Officer.

Restrictions on Trading in CBK Stock

Policy Overview

Federal securities laws prohibit persons from trading securities when in possession of material information about a company if that information has not yet been made public.  No Associate, or any person acting on such Associate’s behalf, who is aware of material, non-public information relating to the Company may buy or sell CBK stock or other CBK securities until the Company has disclosed the information to the public, and the information has had an adequate opportunity to be absorbed by the market.

“Material information” is any information that an investor might consider important in deciding whether to buy, sell or hold securities, or information that could reasonably be expected to affect the market price of a company’s securities.  Information may be important for this purpose even if it would not, alone, determine the investor’s decision.  It is not possible to list all types of material information.  However, examples of material information include sales trends; earnings guidance; establishing a share buyback program; financial results; financial forecasts; possible mergers, acquisitions or divestitures; major litigation developments; and major changes in business trends, among others.

Information is considered to be non-public unless it has been effectively disclosed to the public, and the market as a whole has had adequate time to digest the information.  Examples of effective disclosure include public filings by the Company with the Securities and Exchange Commission and issuance of Company press releases, and also may include Company meetings with members of the press and the public.  If you have any questions about whether you can trade the Company’s securities, please contact the Company’s General Counsel or Chief Financial Officer.

To guard against the appearance of improper trading, whether or not you have knowledge of material, non-public information concerning the Company, CBK has established an Insider Trading Policy, which can be accessed on the Company’s Intranet.  All Associates should read and become familiar with this policy.  It covers the policy of trading only during “earnings window periods” established pursuant to the policy and also listed on the Company’s Intranet and then only if the Associate is not in possession of other material, non-public information about the Company.  An “earnings window period” is generally the period from the second day after the date the Company’s quarterly earnings press release is issued through the last business day of the second month in the Company’s fiscal quarter.

In addition, Associates should never leak or tip others to material, non-public information, including family and household members, friends or business associates.  Associates also should not recommend that such individuals or others trade in CBK stock or otherwise discuss CBK’s performance or business prospects when in possession of material, non-public information.

Do’s and Don’ts

•                  Disclosures of confidential information to potential or current business partners should only be done after a non-disclosure agreement with such party has been entered into.  (The Legal Department can assist you in preparing such agreements.)

•                  Do not discuss or disclose sensitive information about CBK, confidential or otherwise, in public places such as airports, hallways, restaurants, schools, shopping malls, etc.

•                  Do not disclose material, non-public information to family members or to others who might then be tempted to trade on the information.

•                  Do not speak with members of the press unless authorized.  Press releases must be reviewed internally by senior management before they are issued.

Q.                                    Yesterday, my Manager briefly mentioned that the Company is planning to issue an announcement about adjusting its earnings outlook for the third and fourth quarters.  I mentioned this story to my friend and we agreed now would be a good time to sell our CBK stock.  Wow, isn’t this great?  I really helped a friend save some money and I benefited too.

A.                                     You have violated the law by “tipping” your friend concerning material, non-public information and by your trading on material, non-public information.  The following may occur because of your actions:
•                                          You may be subject to serious criminal and/or civil fines and penalties for “tipping” and for trading on material, non-public information.
•                                          You may be disciplined, up to and including termination of your employment.
•                                          Your friend may be subject to legal penalties for trading on material, non-public information.
•                                          Your Manager may be disciplined for “tipping” if you did not need to know the material, non-public information to perform your job duties.

Communications with Investors, Securities Analysts and the Press

Policy Overview

It is critical that all of our investors have access to the same material information about the Company at the same time.  No one investor should be given an advantage by receiving material information that is not yet widely disseminated to the general public.  Selective disclosure is unfair to the majority of our shareholders and exposes the Company to serious legal consequences.  Associates are not authorized to speak with the media or securities analysts or investors without clearance from senior management.  Even in those circumstances, no material, non-public or other confidential information should be disclosed.

Requests for interviews or comments by the media, securities analysts, investors or other third parties must be referred to the Chief Financial Officer.

Q.                                    A reporter from a local paper called to ask about key strategies our Company is working on for the next fiscal year.  How should I respond?

A.                                     Unless authorized by a senior executive, CBK Associates are prohibited by Company policy from talking with the media about Company business.  Ask the reporter to contact the Company’s Chief Financial Officer.

Protecting the Company’s Assets, Financial Results and Integrity

Proper Use of Company Assets and Property

Policy Overview

Company property is made available to us for our use or in order to fulfill our job responsibilities.  It is the expectation and responsibility of each of us to properly use that Company property for legitimate business purposes and not for our personal benefit.

All Associates are also responsible for safeguarding Company assets.  This includes not only those assets within our physical control but also the other assets located throughout the Company.  Remember, these assets include cash, sales receipts, merchandise, supplies, business records, furniture and fixtures, product designs and information technology.  All Company assets should be handled with care and respect to guard against theft, carelessness, waste or abuse.

Note:  The Company has a separate policy on the proper use of the Internet, emails and personal computers made available for Associates use, entitled Computer Use Policy.  That policy is available on the Intranet.

Do’s and Don’ts

•                  When using Company assets issued to you, such as a personal computer, exercise care to keep it within your possession and control at all times.

•                  Use good judgment to avoid waste or unnecessary use of Company supplies or property.

•                  Do follow Company policies regarding use of Company assets.

•                  Do not misappropriate assets or misuse Company property for personal benefit or in a manner inconsistent with this Code or our Ethical Principles.

Q.                                    Our office maintains a variety of supplies.  My daughter’s class needs pens, pencils, paper and several other items for a special project.  A coworker suggested I just take the supplies from the Company.  Is that okay?

A.                                     No, it is not.  This would be an improper use of Company property.  These supplies are for business purposes only and not as a resource for Associates to use for personal needs.

Fraud and Theft

Policy Overview

It is the Company’s policy to ensure that incidents of fraud and theft relating to CBK or its property are promptly investigated, reported and, where appropriate, prosecuted.  Any suspected incident should be immediately reported to the Director of Asset Protection (sevavold@chrisoptherandbanks.com or 763-551-5059) for investigation.  Please be advised that no one may sign a criminal complaint against a Store Associate on behalf of the Company without the prior written approval of the General Counsel.

Do’s and Don’ts

•                  Report all suspected incidents of theft or fraud.

•                  Seek approval from the General Counsel before filing any criminal complaints against an Associate.

•                  Do not engage in fraud or theft involving Company assets.

Conflicts of Interest

Policy Overview

In today’s complicated world, it is important to recognize that personal activities or circumstances might conflict with your job or obligations to CBK.

We recognize that your private life is very much your own.  Still, a conflict of interest may arise if you engage in any activities or advance any personal interests at the expense of the interests of the Company.

A conflict of interest may also arise if you or a member of your family receives improper personal benefits as a result of your position with the Company.  It is up to you to avoid situations in which your loyalty may become divided.  The most common conflicts are addressed here to help you make informed decisions.

Assisting a Competitor

An obvious conflict of interest is providing assistance to an organization that markets merchandise or services in competition with current or potential CBK product offerings.  You are not allowed, without the Company’s consent, to work for such an organization as an employee, consultant or member of its Board of Directors.  These activities are prohibited because they divide your loyalty between CBK and that organization.

Q.                                    I am a management-level employee and have taken a part-time job with another women’s specialty apparel retailer.  Is this permitted?

A.                                     No.  This is a conflict of interest.  Exceptions are granted only with the written permission of the Chief Compliance Officer.

Competing Against CBK

Associates may not commercially market merchandise in competition with current or potential CBK merchandise offerings.  Marketing activities are “commercial” if you receive a financial benefit of any kind.

It is your responsibility to consult with the Company’s Chief Compliance Officer to determine whether your planned activity will compete with any actual or potential CBK business.  This must be done before you pursue an activity that might create a conflict of interest with the Company.

Supplying CBK

Generally, you are not allowed to be a supplier to CBK, represent a supplier to CBK, work for a supplier to CBK or be a member of a supplier’s Board of Directors, while you are an Associate.  The Chief Compliance Officer and Chief Executive Officer or, if it involves an executive officer or a Board member, the Board of Directors or its Governance Committee must approve any exception to this practice.  In addition, you may not accept money or benefits of any kind for any advice or services you provide to a vendor or supplier in connection with its business with CBK.

Q.                                    My spouse’s company is bidding on a contract with another department at CBK.  Although I select vendors for projects in my own department, I have no decision-making authority for the business unit where my spouse’s company is competing on a bid.  Do I need to report this as a conflict of interest?

A.                                     Yes.  Even though you might not have direct control over the outcome of the bid, the fact that your spouse has connections to the company might give the appearance of a conflict of interest and should be reported.

Personal Financial Interests

In order to avoid conflicts of interest, you should not have a financial interest in any organization that does business with CBK, e.g., suppliers, competitors, etc., if that interest might cause you to have a conflict of interest with the Company, without first getting approval from the Chief Executive Officer or Chief Compliance Officer.

A financial interest is improper if the combination of your position, the amount of your investment and the particular company in which you invested could — when viewed objectively by another person — influence or be perceived to influence your actions as a CBK Associate.

In the case of a supplier to the Company, you should not have any financial interest in that company.

You should not evade these guidelines on investments by acting indirectly through anyone else.  Potential conflict situations should be presented to the Chief Executive Officer and Chief Compliance Officer for review.

Use of the Company’s Time

You may not perform outside work or solicit outside business in working areas or while working on the Company’s time, including paid time you are given to handle personal matters.  Nor are you permitted to solicit for non-Company related purposes, such as contributions, requests for signatures or memberships, in CBK’s offices or stores during work time, or to use CBK equipment, telephones, electronic mail, computer equipment, copier machines and other Company materials, resources or property for any outside work.  You are also not permitted to take opportunities discovered through the use of your position or corporate information for personal gain.

Someone Close to You Working in the Industry

With the growth of two-career families and the expansion of the industry, you may find yourself in a situation where your spouse, another member of your immediate family or someone else you are close to, is a competitor or supplier of CBK or is employed by one.  While everyone is entitled to choose and pursue a career, these situations call for extra sensitivity to security, confidentiality and care to avoid conflicts of interest.  The closeness of the relationship might lead you to inadvertently compromise Company interests.  Among the factors to consider in assessing such a situation are:

•                  the relationship between CBK and the other company;

•                  the nature of your responsibilities as a CBK Associate and those of the person close to you; and

•                  the access each of you has to your respective employer’s confidential information.

The very appearance of a conflict of interest can create problems, regardless of the behavior of the CBK Associate involved.  To remove any such doubts or suspicions, you should review your specific situation with the Chief Compliance Officer to assess the nature and extent of any concern and how it can be resolved.  Frequently, any risk to CBK interests is sufficiently remote that you need only to be reminded to guard against inadvertently disclosing the Company’s confidential information.  The Company also has specific practices relating to the hiring and employment of Associates’ relatives.

Do’s

•                  Do disclose in writing any transaction or relationship that you believe may be considered or could appear to be a conflict of interest to an appropriate member of management or to the Chief Compliance Officer.  It is your responsibility to voluntarily do so without the need for any specific inquiry by your supervisor or Manager.  When in doubt, disclose the facts and get advice before you act.

•                  Report potential conflicts of interest involving others of which you may be aware.

•                  Discuss, as appropriate, with customers, suppliers and others with whom we do business these limitations and expectations.

•                  Do disclose to appropriate members of management any corporate opportunities of which you are aware, rather than use them for your personal benefit.

Gifts and Entertainment

Our Business Expense Policy contains specific limitations on the types of gifts and business entertainment that are acceptable.  It also discusses our rules and expectations with respect to gifts from or business entertainment by us.  Please review and familiarize yourself with that policy, which is available on the Intranet.

Q.                                    A business contact gave me an expensive crystal bowl in recognition of a new supply contract.  May I accept it?

A.                                     No.  Only non-cash gifts of nominal value can be accepted.  Consider whether public disclosure of the gift would embarrass the Company.  If so, return the gift and explain that accepting it is against our gift policy.  Gift-giving customs vary by country, so if returning the gift would cause embarrassment or be impractical, discuss the gift with your manager, arrange to donate it to charity or turn it over to the Company for its use.  When appropriate, explain our gift policy to the person giving the gift.  If you have questions about gifts, review the Business Expense Policy or talk to your Manager.

Review of Travel and Expense Reports

Policy Overview

Please refer to the Business Expense Policy for the proper steps and documentation necessary for obtaining reimbursement of appropriate, authorized expenses incurred in connection with work for the Company.  Travel and expense reports are subject to approval per your department’s or division’s procedures and to review by the Finance Department.  Associates who fail to observe travel and expense report guidelines or falsify reports will be subject to disciplinary action.

Political Activity

Policy Overview

Although we encourage the participation of our Associates in the democratic process, the Company’s political activities are strictly regulated by federal, state and local laws.  The Company’s resources should never be used for, or committed to, any political activity.  Nor should any Associate ever be pressured to donate funds or time to a political candidate.

Do’s and Don’ts

•                  Do take reasonable time off consistent with Company policy if you wish to engage in political activities.

•                  If involved in community or political activities, make sure you do so as an individual and not as a representative of the Company.

•                  Do not use Company assets to support political activities or political campaigns.

Administration of the Code

Where Should You Report Your Concern?

You have several options.  Your supervisor is a good place to start with an ethics or compliance issue.  You may also get help or advice from:

•                  your supervisor’s Manager,

•                  the head of your department, or

•                  the senior executives of the Company, including the Chief Compliance Officer.

The Unethical Activity Hotline

If you are uncomfortable about using one of the above-mentioned resources or wish to raise an issue anonymously, call the Unethical Activity Hotline at 1-888-256-4933.  The Hotline is operated 24 hours a day, 7 days a week by an independent company that reports the call to CBK.

Remember:  “Do the Right Thing — Every Day”